Exhibit 10.12

SEVERANCE PAY AGREEMENT
FOR KEY EMPLOYEE
This Agreement ("Agreement") is between Asbury Automotive Group, Inc. and its subsidiaries, affiliates, successors, and assigns ("Asbury" or the "Company") and Joseph Parham ("Executive"), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event of a Termination (as such term is defined in this Agreement) of Executive's employment with Asbury.

1.	Severance Pay Arrangement
If a Termination of Executive's employment occurs at any time during Executive's employment, Asbury will pay Executive 12 months of Executive's base salary as of the date of Termination as Severance Pay (as such term is defined in this Agreement). Payment (subject to required withholding) will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after Executive executes the release referenced in Section B below.
If Executive participates in a bonus compensation plan at the date of Termination, the Company shall pay Executive a pro rata bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive's employment not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to the Company's other employees whose employment has not terminated in such year.
In addition, for 12 months following the date of Termination, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify Asbury promptly upon obtaining such other employment. At the end of 12 months, Executive, at his or her option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and Asbury's standard policy.

Notwithstanding anything herein to the contrary, if Executive is determined to be a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive's date of Termination.
The amounts payable under this Section 1 shall constitute "Severance Pay" under this Agreement.

2.	Definition of Termination Triggering Severance Pay
A "Termination" triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive's employment with Asbury, which constitutes a "separation from service" from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) either
(1) by Asbury without Cause (as such term is defined in this Agreement), or (2) by Executive because of (x) a material change in the geographic location at which Executive must perform Executive's services, including a relocation of Executive's current principal place of business to a location outside the 50 mile radius of the intersection of Peachtree Street S.W. and Martin Luther King Jr. Drive S.W., Atlanta, Georgia 30303, (y) a material diminution in Executive's base compensation, or (z) a material diminution in Executive's authority, duties, or responsibilities, even if such occurs in connection with a transfer of Executive's employment to an affiliate of Asbury (collectively "Good Reason"); provided that no termination shall be deemed to be for Good Reason unless (i) Executive provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety (90) days after the initial existence of the occurrence of such facts or circumstances, (ii) the Company has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (iii) the effective date of the termination for Good Reason occurs no later than one hundred fifty (150) days after the initial existence of the facts or circumstances constituting Good Reason. For avoidance of doubt, a Termination shall not include either (1) a termination of Executive's employment by Asbury for Cause or due to Executive's, death, disability (as such term is defined in this Agreement), retirement or voluntary resignation; or (2) the transfer of Executive from Asbury to any of its affiliates, until such time as Executive is no longer employed by Asbury or any of its affiliates. If Executive is transferred to an affiliate of Asbury, references to "Asbury" herein shall be deemed to include the applicable affiliate to which Executive is transferred.

For the purposes of this Agreement, the definition of "Cause" is: (a) Executive's gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive's breach of Sections 3, 4 or 5 below; or (d) Executive's willful and continued failure to perform Executive's duties on behalf of Asbury; or (e) Executive's material breach of a written policy of Asbury relating to the behavior and conduct of the Company's employees; provided, however, that with respect to clauses (c), (d) or (e) such breach or failure is not corrected within thirty days after delivery of written notice to Executive by the Company; provided, further, that Executive shall not be entitled to the opportunity to correct more than one such breach or failure and, in all events the Company shall be required to provide Executive with written notice of the basis upon which it has determined that Cause exists.
For purposes of this Agreement, the definition of "disability" is a physical or mental disability or infirmity that prevents the performance by Executive of his or her duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six (6) months or longer.

3.	Confidential Information and Nondisclosure Provision
During employment, Executive agrees not to directly or indirectly disclose or use the Company's confidential and/or proprietary information except as required for the performance of services in furtherance of the Company's business. Also, for a period of two years following employment with the Company, Executive agrees not to directly or indirectly disclose or use the Company's confidential and/or proprietary information. Confidential and/or proprietary information means information which has value to the Company and has not been made generally available to its competitors, and may include but is not limited to customer information; business/strategy plans; sales reports; training programs; technical information about equipment and software; the Company's profitability and/or profit margins; internal memoranda; software developed by or for the benefit of the Company and related data source code and programming information; sales techniques and strategies; marketing methods/strategies and related data; contract renewal/expiration dates; the Company's purchasing habits/methods and special purchasing needs; accounting/financial records; unique methods and procedures regarding pricing and advertising; budgets and proj ections; information relating to costs, sales or services provided to the Company by vendors/suppliers; information regarding the manner of business operations; technical information; research and development projects; and financial information concerning the Company. This promise is not intended to and does not limit in any way Executive's duties and obligations to the Company under statutory (e.g., a trade secrets statute) or case law not to disclose or make personal use of such information. Also, upon Executive's termination of employment for any reason, Executive will deliver to Asbury on or before the date of Termination all documents and data of any nature pertaining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any confidential and/or proprietary information.

4.	Non-Solicitation of Employees
During employment and for one year following termination of Executive's employment for any reason, Executive shall not directly or indirectly solicit or attempt to solicit for employment any of the Company's employees with whom Executive became familiar as a result of Executive's employment with the Company. Executive further agrees that he/she will not attempt to persuade such persons from discontinuing their employment or relationship with the Company for the same time period.

5.	Covenant Not to Compete
For a period of one year following the termination of Executive's employment for any reason, Executive will not directly or indirectly compete against the Company by performing services that are competitive with or similar to the services that Executive performed for the Company during the last twelve months of his/her employment with the Company. This restriction shall only apply to the following competitors of the Company: AutoNation, Inc., Sonic Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. (f/k/a/ United Auto Group, Inc.), and Group One Automotive Inc. Executive recognizes and acknowledges that the Company conducts its business on a national basis. Therefore, Executive agrees that a geographical restriction on competitive employment with only these key competitors in the United States based on Executive's role in the Company is reasonable and necessary to protect the Company's legitimate business interests.
While employed by Asbury, Executive agrees not to directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury unless expressly consented to in writing by the Chief Executive Officer of Asbury.

6.	Breach of Covenants

Executive agrees that in the event of a breach by Executive of any of the covenants in Sections 3, 4, and 5 above, Asbury shall be entitled to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement and attorneys' fees and costs incurred by Asbury in enforcing any covenants.

7.	Future Employment
Upon request, Executive shall disclose in writing to Asbury within twenty-four hours the name, address and type of business conducted by any proposed or actual new employer of Executive. Also, Executive acknowledges that Asbury is entitled to inform all potential or new employers of Executive's post-employment obligations to the Company.

GENERAL PROVISIONS

A.	At Will Employment
Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment for any length of time.

B.	Execution of Release
As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive's employment or Termination including but not limited to any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution
Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years' experience in employment law) in the city where Executive is located and in accordance with the rules and procedures of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys' fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction. This clause shall not preclude or restrict the Company from seeking and obtaining injunctive relief in a court of competent jurisdiction in relation to the enforcement of any post-employment restrictive covenants.

Initials JP	Initials JP
Executive	For the Company

D.	Other Provisions
The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.
Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):
If to Asbury:     Asbury Automotive Group, Inc. c/o General Counsel 2905 Premiere Parkway, Suite 300 Duluth, GA 30097
If to Executive: .     To the most recent address of Executive set forth in the personnel records of Asbury.
This Agreement represents the entire understanding between Executive and the Company on the matters addressed herein, supersedes any other agreements on the specific topics addressed herein, and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by an authorized agent of the Company, except that the provisions of Section 1 and 2 relating to Severance Pay may only be modified in a writing signed by Asbury and Executive.
The Company represents and warrants that the execution of this Agreement by the Company has been duly authorized by the Company, including by action of Compensation Committee ofthe Company's Board of Directors.
All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.
If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Executive Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or
(y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A ofthe Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.
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This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

AGREED TO AS OF May 3, 2010:

BY EXECUTIVE:	BY ASBURY:

ASBURY AUTOMOTIVE GROUP, INC.
/s/Joseph G. Parham, Jr.	/s/Joseph G. Parham, Jr.

Print Name:	Print Name and Title:
Joseph G. Parham, Jr.	Joseph G. Parham, Jr. VP, Chief Human Resources Officer